Exhibit 99.1

For Immediate Release

FIRST NBC BANK HOLDING COMPANY ANNOUNCES 2014 FIRST QUARTER RESULTS

NEW ORLEANS, LA (May 1, 2014) – First NBC Bank Holding Company (NASDAQ: NBCB), the holding company for First NBC Bank (“Company”), today announced financial results for the first quarter of 2014. For the quarter ended March 31, 2014, the Company reported net income available to common shareholders of $12.5 million, or $0.68 per share, as compared to $13.0 million, or $0.71 per share, for the fourth quarter of 2013, and $7.7 million, or $0.59 per share, for the first quarter of 2013. The Company’s earnings per share on a diluted basis were $0.66, $0.69, and $0.58 per diluted share, for the first quarter of 2014, fourth quarter of 2013, and first quarter of 2013, respectively.  This was a decrease of $0.03 per diluted share, or 5.0%, over the fourth quarter of 2013, and an increase of $0.08 per diluted share, or 13.8%, over the first quarter of 2013.

Net income on a non-GAAP basis adjusted for certain nonrecurring items for the first quarter of 2014 was $12.8 million, or $0.68 per share, compared to $12.7 million, or $0.66 per share for the fourth quarter of 2013, and $8.1 million, or $0.57 per share for the first quarter of 2013 (refer to press release supplemental table).  Adjusted earnings per share, non-GAAP, on a diluted basis were $0.66, $0.65, and $0.56 per diluted share, for the first quarter of 2014, fourth quarter of 2013, and first quarter of 2013, respectively.  Adjusted net income on a non-GAAP basis increased $0.1 million compared to the linked-quarter, or $0.02 per share.  Adjusted net income on a non-GAAP basis increased $4.7 million compared to the first quarter of 2013, or $0.11 per share.

Performance Highlights

•	The Company continues to experience strong asset growth, with total assets of $3.5 billion at March 31, 2014, an increase of 6.0% from December 31, 2013 and 24.6% from March 31, 2013.

•	The Company’s loan portfolio increased $113.2 million, or 4.8%, compared to December 31, 2013 and $482.7 million, or 24.3%, compared to March 31, 2013.

•	The Company’s deposits increased $158.6 million, or 5.8%, compared to December 31, 2013 and $506.9 million, or 21.3%, compared to March 31, 2013.

•
The Company recorded provision expense of $3.0 million for the first quarter of 2014, compared to $2.6 million for the same quarter of last year.  The increase in the provision was due to the growth of the loan portfolio.

•
The Company recorded $0.6 million in syndication fees in income from sales of state tax credits during the first quarter of 2014.  This income from sales of state tax credits was generated from the $23.9 million in qualified investment authority that the Company was awarded under the State of Louisiana New Markets Jobs Act in the third quarter of 2013, which generated $10.8 million in state credits.  The Company recorded $1.5 million in syndication fees in income from sales of state tax credits during the fourth quarter of 2013.

•	The net interest margin for the quarter ended March 31, 2014 was 3.30%, an increase of 4 basis points on a linked-quarter basis, and an increase of 12 basis points from the first quarter of 2013.

•	The Company’s cost of deposits for the first quarter of 2014 was 1.57%, a decrease of 4 basis points compared to the same quarter of 2013.

Loans

The Company’s loans totaled $2.5 billion at March 31, 2014, an increase of $113.2 million, or 4.8%, from December 31, 2013. Loan growth continues to be driven primarily by increases in construction, commercial real estate and commercial loans due to favorable economic market conditions in the New Orleans trade area.  The growth in commercial loans was due in part to the growth in the oil and gas industry, specifically the oil and gas service companies, which has resulted in strong commercial loan demand.  The Company has consistently experienced double-digit loan growth over each of the last five years and, based on conditions within the Company’s markets, the Company expects to achieve similar growth results in 2014.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	March 31,	December 31,	Increase (Decrease)		March 31,	Increase (Decrease)
(dollars in thousands)	2014	2013	Amount	Percent	2013	Amount	Percent

Construction	$237,190	$212,430	$24,760	11.7%	$169,463	$67,727	40.0%
Commercial real estate	1,145,380	1,128,181	17,199	1.5	1,035,097	110,283	10.7
Consumer real estate	122,005	117,653	4,352	3.7	103,975	18,030	17.3
Commercial	948,029	883,111	64,918	7.4	664,955	283,074	42.6
Consumer	18,359	16,402	1,957	11.9	14,820	3,539	23.9
Total loans	$2,470,963	$2,357,777	$113,186	4.8%	$1,988,310	$482,653	24.3%

Deposits

Total deposits at March 31, 2014 were $2.9 billion, an increase of $158.6 million, or 5.8%, from December 31, 2013.  The increase was driven primarily by an increase in noninterest-bearing demand deposits of $39.3 million, or 13.5%, and money market deposit accounts of $105.6 million, or 16.1%, from December 31, 2013.  The increase in noninterest-bearing demand deposits was primarily due to an increase in commercial customer deposits which has occurred with the expansion of the Company’s commercial lending.  The implementation of tiered pricing on the Company’s interest-bearing deposit accounts  resulted in a shift by customers from NOW accounts to money market deposits.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

	March 31,	December 31,	Increase (Decrease)		March 31,	Increase (Decrease)
(dollars in thousands)	2014	2013	Amount	Percent	2013	Amount	Percent

Noninterest-bearing demand	$330,395	$291,080	$39,315	13.5%	$230,712	$99,683	43.2%
NOW accounts	522,241	511,620	10,621	2.1	507,455	14,786	2.9
Money market deposits	760,765	655,173	105,592	16.1	371,167	389,598	105.0
Savings deposits	54,852	53,779	1,073	2.0	47,793	7,059	14.8
Certificates of deposits	1,221,183	1,219,155	2,028	0.2	1,225,458	(4,275)	(0.4)
Total deposits	$2,889,436	$2,730,807	$158,629	5.8%	$2,382,585	$506,851	21.3%

Net Interest Income

Net interest income for the first quarter of 2014 totaled $24.8 million, an increase of $0.7 million, or 3.1%, from the linked-quarter and an increase of $5.2 million, or 26.2%, from the three month period ended March 31, 2013.

The Company’s net interest margin was 3.30% for the quarter ended March 31, 2014, which was 12 basis points higher than the first quarter of 2013.  The net interest margin increased 4 basis points compared to the linked-quarter.  The impact of the hedge executed by the Company during September 2013 was an increase in the margin for the first quarter of 2014 and the linked-quarter of 9 basis points, respectively.  The cost of deposits decreased 4 basis points compared to the first quarter of 2013.  The Company expects these positive net interest margin trends to continue in 2014 due to the implementation of tiered pricing on all of its deposit products in the third and fourth quarters of 2013 as well as the tiered pricing of its certificate of deposit products which will reduce the average yield as they begin to mature in 2014.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short-term investments	$29,961	0.22%	$41,826	0.22%	$31,490	0.22%
Investment in short-term receivables	237,514	2.89	229,197	3.26	115,365	2.59
Investment securities	369,966	2.58	386,183	2.45	388,122	1.70
Loans	2,414,495	5.22	2,276,661	5.25	1,973,268	5.38

Total interest-earning assets	$3,051,936	4.67	$2,933,867	4.66	$2,508,245	4.62

Interest-bearing liabilities:
Savings	$53,219	0.81	$53,856	0.70	$46,308	0.64
Money market deposits	711,261	1.41	600,943	1.43	376,148	1.50
NOW accounts	518,275	1.13	525,697	1.17	473,220	1.32
Certificates of deposit under $100,000	380,367	1.61	398,707	1.61	428,923	1.57
Certificates of deposit of $100,000 or more	658,374	1.94	666,125	1.95	577,644	1.85
CDARS®	178,935	2.19	178,359	2.16	163,943	2.21

Total interest-bearing deposits	$2,500,431	1.57	$2,423,687	1.58	$2,066,186	1.61
Fed funds purchased and repurchase agreements	82,931	1.49	79,237	1.48	58,990	1.30
Other borrowings	58,757	2.41	55,202	2.65	99,720	2.08

Total interest-bearing liabilities	$2,642,119	1.58	$2,558,126	1.60	$2,224,896	1.62

Net interest spread		3.09%		3.06%		3.00%
Net interest margin		3.30%		3.26%		3.18%

Noninterest Income

Noninterest income for the first quarter of 2014 totaled $3.4 million, an increase of $0.5 million, or 19.3%, compared to the first quarter of 2013.  The increase in noninterest income for the first quarter of 2014 compared to the first quarter of 2013 resulted primarily from increases of $0.6 million in income from sales of state tax credits, primarily related to its receipt of qualified equity investment authority from the State of Louisiana under the Louisiana New Markets Jobs Act in 2013, and $0.3 million in CDE fees earned, partially offset by a decrease of $0.3 million in securities gains.  Noninterest income, excluding securities gains, for the quarter ended March 31, 2014, increased $0.8 million compared to the same quarter of 2013.

Noninterest income decreased $2.0 million, or 37.8%, compared to the fourth quarter of 2013.  The decrease was due primarily to decreases of $0.8 million in gains on other assets sold, $0.5 million in gains on sales of loans, $0.6 million in income from sales of state tax credits, and $0.5 million in CDE fees earned.

The Company’s results are impacted on a quarterly basis by seasonal factors related to its participation in federal and state tax credit programs. The notification of an allocation by the Community Development Financial Institutions Fund (CDFI) of the U.S. Treasury of Federal New Markets Tax Credits (NMTC) is typically made in the spring of each year and the release of the credits is in the later part of the third quarter. Because of this timing, the allocation of Federal NMTC by the Company to qualifying projects occurs primarily in the fourth quarter of the year with some transactions occurring in the first quarter of the next year. The Company’s fee income reflects this timing as it earns fees as each project closes; the fee is a percentage of the award. The Company recognizes the fees related to tax credit projects when they are earned. The Company recognized $0.6 million in Community Development Entity (CDE) fees during the first quarter of 2014, compared to $1.1 million during the fourth quarter of 2013, a decrease of $0.5 million, or 58.8%. The decrease on a linked-quarter is due to this seasonality.

Noninterest Expense

Noninterest expense for the three month period ended March 31, 2014 totaled $17.3 million, a decrease of $2.0 million, or 10.7%, compared to the linked-quarter, and an increase of $1.7 million, or 10.9%, compared to three month period ended March 31, 2013. The increase over the prior year three month period was due primarily to increases in tax credit amortization of $1.0 million and professional fees of $0.5 million.

The decrease in noninterest expense compared to the linked-quarter resulted primarily from decreases in salaries and benefits expense of $1.8 million, professional fees of $0.3 million, and advertising and marketing of $0.4 million, offset by an increase in tax credit amortization of $0.5 million.  The decrease in salaries and benefits expense compared to the linked-quarter was primarily due to an increase in 2013 bonus accrual due to the Company’s strong fourth quarter 2013 results.

Taxes

The Company’s tax benefit for the quarter ended March 31, 2014 was $5.0 million, an increase of $0.9 million compared to the prior year three month period, and a decrease of $0.9 million compared to the linked-quarter. The increase compared to the prior year first quarter was due to the increase in the Company’s investment in various tax credit programs.  The decrease from the linked-quarter of 2013 was due primarily to the change in the effective rate for the first quarter of 2014.

The Company expects to experience an effective tax rate below the statutory rate of 35% due primarily to its receipt of Federal New Markets Tax Credits, Low-Income Housing Tax Credits and Federal Historic Rehabilitation Tax Credits.

Shareholders’ Equity

Shareholders’ equity totaled $395.4 million at March 31, 2014, an increase of $13.5 million from December 31, 2013. The increase was primarily attributable to the Company’s retained earnings over the period.

About First NBC Bank Holding Company

First NBC Bank Holding Company, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. The Company’s primary market is the New Orleans metropolitan area and the Mississippi Gulf Coast. The Company operates 32 full service banking offices located throughout its market and a loan production office in Gulfport, Mississippi and had 481 employees at March 31, 2014.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. Among other things, management utilizes a non-GAAP performance measure to adjust noninterest income to reflect the effect of the federal income tax credits generated from the Company’s investment in tax credit entities, offset by the direct costs associated with the tax credit investments, to derive at an adjusted income before income taxes non-GAAP measure.  Management also utilizes non-GAAP performance measures to adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators.  These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.  A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year end December 31, 2013, and other reports and statements the Company has subsequently filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov).

For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	March 31, 2014	December 31, 2013
Assets
Cash and due from banks	$57,417	$28,140
Short-term investments	63,872	3,502
Investment in short-term receivables	237,656	246,817
Investment securities available for sale, at fair value	271,166	277,719
Investment securities held to maturity	94,167	94,904
Mortgage loans held for sale	5,328	6,577
Loans, net of allowance for loan losses of $34,465 and $32,143, respectively	2,436,498	2,325,634
Bank premises and equipment, net	51,981	51,174
Accrued interest receivable	11,152	10,994
Goodwill and other intangible assets	8,283	8,433
Investment in real estate properties	10,838	10,147
Investment in tax credit entities	121,389	117,684
Cash surrender value of bank-owned life insurance	26,345	26,187
Other real estate	4,060	3,733
Deferred tax asset	56,297	51,191
Other assets	25,843	23,781
Total assets	$3,482,292	$3,286,617

Liabilities and equity
Deposits:
Noninterest-bearing	$330,395	$291,080
Interest-bearing	2,559,041	2,439,727

Total deposits	2,889,436	2,730,807
Short-term borrowings	-	8,425
Repurchase agreements	106,806	75,957
Long-term borrowings	55,110	55,110
Accrued interest payable	6,777	6,682
Other liabilities	28,774	27,777
Total liabilities	3,086,903	2,904,758
Shareholders’ equity:
Preferred stock
Convertible preferred stock Series C – no par value; 1,680,219 shares authorized; 364,983 shares issued and outstanding at March 31, 2014 and December 31, 2013	4,471	4,471
Preferred stock Series D – no par value; 37,935 shares authorized, issued and outstanding at March 31, 2014 and December 31, 2013	37,935	37,935
Common stock- par value $1 per share; 100,000,000 shares authorized; 18,521,831 shares issued and outstanding at March 31, 2014 and 18,514,271 shares issued and outstanding at December 31, 2013	18,522	18,514
Additional paid-in capital	237,520	237,063
Accumulated earnings	113,124	100,389
Accumulated other comprehensive loss, net	(16,185)	(16,515)
Total shareholders’ equity	395,387	381,857
Noncontrolling interest	2	2
Total equity	395,389	381,859
Total liabilities and equity	$3,482,292	$3,286,617

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
	March 31,
(In thousands, except per share data)	2014	2013
Interest income:
Loans, including fees	$31,099	$26,195
Investment securities	2,352	1,631
Investment in short-term receivables	1,695	737
Short-term investments	15	17
	35,161	28,580

Interest expense:
Deposits	9,659	8,193
Borrowings and securities sold under repurchase agreements	654	700
	10,313	8,893

Net interest income	24,848	19,687
Provision for loan losses	3,000	2,600
Net interest income after provision for loan losses	21,848	17,087

Noninterest income:
Service charges on deposit accounts	559	498
Investment securities gain, net	-	306
Gain on assests sold, net	75	163
Gain on sale of loans, net	-	223
Cash surrender value income on bank-owned life insurance	159	178
Income from sales of state tax credits	1,033	455
Community Development Entity fees earned	679	353
ATM fee income	473	439
Other	381	212
	3,359	2,827

Noninterest expense:
Salaries and employee benefits	5,397	5,607
Occupancy and equipment expenses	2,584	2,529
Professional fees	1,899	1,416
Taxes, licenses and FDIC assessments	1,199	1,058
Tax credit investment amortization	2,827	1,788
Write-down of other real estate	166	51
Data processing	1,098	1,048
Advertising and marketing	578	457
Other	1,589	1,689
	17,337	15,643
Income before income taxes	7,870	4,271
Income tax (benefit) expense	(4,958)	(4,013)
Net income	12,828	8,284
Less net income attributable to noncontrolling interests	-	-
Net income attributable to Company	12,828	8,284
Less preferred stock dividends	(95)	(95)
Less earnings allocated to participating securities	(246)	(538)
Income available to common shareholders	$12,487	$7,651
Earnings per common share – basic	$0.68	$0.59
Earnings per common share – diluted	$0.66	$0.58

FIRST NBC BANK HOLDING COMPANY
EARNINGS PER COMMON SHARE

	For the Three Months Ended March 31,
(In thousands, except per share data)	2014	2013

Basic: Income available to common shareholders	$12,487	$7,651

Weighted-average common shares outstanding	18,509,355	13,037,744

Basic earnings per share	$0.68	$0.59

Diluted: Income available to common shareholders	$12,487	$7,651

Weighted-average common shares outstanding	18,509,355	13,037,744
Effect of dilutive securities:
Stock options outstanding	407,950	159,515
Warrants	118,897	60,170

Weighted-average common shares outstanding – assuming dilution	19,036,202	13,257,429

Diluted earnings per share	$0.66	$0.58

FIRST NBC BANK HOLDING COMPANY
SUMMARY FINANCIAL INFORMATION

	For the Three Months Ended			For the Three Months Ended
	March 31,		%	December 31,	%
(In thousands, except per share data)	2014	2013	Change	2013	Change

EARNINGS DATA

Total interest income	$35,161	$28,580	23.0%	$34,437	2.1%
Total interest expense	10,313	8,893	16.0	10,326	(0.1)

Net interest income	24,848	19,687	26.2	24,111	3.1

Provision for loan losses	3,000	2,600	15.4	2,400	25.0

Total noninterest income	3,359	2,827	18.8	5,401	(37.8)

Total noninterest expense	17,337	15,643	10.8	19,423	(10.7)

Income before income taxes	7,870	4,271	84.3	7,689	2.4

Income tax benefit	(4,958)	(4,013)	23.5	(5,867)	(15.5)

Net income	12,828	8,284	54.9	13,556	(5.4)

Net income attributable to noncontrolling interest	-	-	-	-	-
Preferred stock dividends	(95)	(95)	-	(95)	-
Earnings allocated to participating securities	(246)	(538)	(54.3)	(468)	(47.4)

Net income available to common shareholders	$12,487	$7,651	63.2	$12,993	(3.9)

AVERAGE BALANCE SHEET DATA
Total assets	$3,366,096	$2,722,037	23.7%	$3,209,664	4.9%
Total interest-earning assets	3,051,936	2,508,245	21.7	2,933,867	4.0
Total loans	2,414,495	1,973,268	22.4	2,276,661	6.1
Total interest-bearing deposits	2,500,431	2,066,185	21.0	2,423,687	3.2
Total interest-bearing liabilities	2,642,119	2,224,895	18.8	2,558,126	3.3
Total deposits	2,802,074	2,293,778	22.2	2,670,089	4.9
Total shareholders' equity	387,397	250,648	54.6	369,743	4.8

SELECTED RATIOS(1)
Return on average common equity	15.08%	16.68%		16.77%
Return on average equity	13.43	13.40		14.55
Return on average assets	1.55	1.23		1.68
Net interest margin	3.30	3.18		3.26
Efficiency ratio(2)	61.46	69.48		65.81
Tier 1 leverage capital ratio(3)	10.60	9.73		10.96
Total Tier 1 risk-based capital ratio(3)	11.80	11.88		12.34
Total risk-based capital ratio(3)	12.96	13.04		13.48

ASSET QUALITY RATIOS(1)
Nonperforming loans to total loans(4) (6)	0.81%	1.22%		0.76%
Nonperforming assets to total assets(5)	0.69	1.05		0.67
Allowance for loan losses to total loans(6)	1.39	1.28		1.36
Allowance for loan losses to nonperforming loans(4)	172.99	105.47		178.34
Net charge-offs to average loans	0.03	0.21		0.22
_______________________________________
(1) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2) Efficiency ratio is the ratio of noninterest expense to net interest income and noninterest income.
(3) Capital ratios are end of period ratios for First NBC Bank only.
(4) Nonperforming loans consist of nonaccrual loans and restructured loans.
(5) Nonperforming assets consist of nonperforming loans and real estate and other property that has been repossessed.
(6) Total loans are net of unearned discounts and deferred fees and costs.

FIRST NBC BANK HOLDING COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
IMPACT OF INVESTMENT IN FEDERAL TAX CREDIT PROGRAMS

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share data)	2014	2013	2013

Income before income taxes:
Income before income taxes (GAAP)	$7,870	$7,689	$4,271
Income adjustment before income taxes related to the impact of tax credit related activities (Non-GAAP)
Tax equivalent income associated with investment in federal tax credit programs(1)	10,544	10,371	8,176

Income before income taxes (Non-GAAP)	18,414	18,060	12,447
Income tax expense-adjusted (Non-GAAP)(2)	(5,586)	(4,504)	(4,163)

Net income (GAAP)	$12,828	$13,556	$8,284

Proforma income before investment in tax credit entities:
Income before income taxes (GAAP)	$7,870	$7,689	$4,271
Proforma interest income adjustment
Proforma interest income related to investment in tax credit entities(3)	1,526	1,145	896
Noninterest expense adjustment(4)
Tax credit investment amortization(5)	2,827	2,344	1,788
Other direct expenses(6)	286	224	526
Pro forma income before income taxes (Non-GAAP)	12,509	11,402	7,481
Income tax expense-adjusted (Non-GAAP)(7)	(4,203)	(3,643)	(2,343)

Proforma net income (Non-GAAP)	$8,306	$7,759	$5,138
_______________________________________
(1)	Tax equivalent income associated with investment in federal tax credit programs represents the gross amount of tax benefit from federal tax credits.
(2)
Income tax expense is calculated on the adjusted non-GAAP effective tax rate for the Company of 30%, 25% and 33%, respectively, for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013.

(3)
Proforma interest income adjustment related to investment in tax credit entities is calculated based on the average investment in tax credit entities utilizing the average yield on loans had the investment in tax credit entities been invested in loans.

(4)
Noninterest expense adjustments related to the Company’s investment in federal tax credit programs are included as adjustments to income as if the Company had invested in loans instead of federal tax credit programs.  These expenses are directly related to the Company’s investment in federal tax credit programs. Noninterest expense adjustments for direct expenses related to the Company’s investment in federal tax credit programs exclude general and administrative costs associated with the Company’s investment in federal tax credit programs.

(5)	Tax credit amortization represents the amount of amortization associated with the investment in federal tax credit programs over the tax credit compliance periods.
(6)	Other direct expenses represent fees and expenses incurred as a result of the Company’s investment in federal tax credit programs.
(7)
Income tax expense is calculated on the adjusted non-GAAP effective tax rate for the Company of 34%, 32% and 31%, respectively, for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013.

FIRST NBC BANK HOLDING COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company recorded several items during the fourth quarter of 2013 and the first quarter of 2013 that impacted noninterest income: gain on the sale of investment securities, gain on the sale of OREO and gain on the sale of acquired impaired loans. The Company is presenting adjusted net income in the table below to eliminate the effects of the specified items.

	For the Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Dollar Amount			Dollar Amount			Dollar Amount
(In thousands, except per share data)	Pre-tax	After-tax(1)	Per share	Pre-tax	After-tax(1)	Per share	Pre-tax	After-tax(1)	Per share

Net income (GAAP)	$7,870	$12,828	$0.68	$7,689	$13,556	$0.71	$4,271	$8,284	$0.59
Noninterest income adjustments

(Gain) on sale of investment securities	-	-	-	(10)	(7)	-	(306)	(199)	(0.02)

(Gain) on sale of OREO	-	-	-	(1,012)	(658)	(0.04)	-	-	-

(Gain) on sale of acquired impaired loans(2)	-	-	-	(327)	(212)	(0.01)	-	-	-

Adjusted net income (Non-GAAP)	$7,870	$12,828	$0.68	$6,340	$12,679	$0.66	$3,965	$8,085	$0.57

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(1) After-tax amounts are based on a 35% marginal tax rate, except for net income which reflects the actual tax benefit/expense.
(2) Sale relates to acquired impaired loans from the Central Progressive Bank acquisition in November 2011.